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                                                                     Exhibit 12

                       ERP OPERATING LIMITED PARTNERSHIP
     Consolidated and Combined Historical, Including Predecessor Business Earnings to Combined Fixed Charges and Preferred Distributions Ratio

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                                                                                Historical
                                                    ------------------------------------------------------------------
                                                      12/31/98     12/31/97     12/31/96     12/31/95      12/31/94
                                                    -----------   ----------   ----------   ----------   -------------
                                                                           (Amounts in thousands)
REVENUES
  Rental income                                     $1,293,560    $ 707,733   $  454,412    $  373,919     $   220,727
  Fee income - outside managed                           5,622        5,697        6,749         7,030           4,739
  Interest income - investment in mortgage notes        18,564       20,366       12,819         4,862              -
  Interest and other income                             19,703       13,525        4,405         4,573           5,568
                                                    ----------     --------    ---------     ---------      ----------
     Total revenues                                  1,337,449      747,321      478,385       390,384         231,034
                                                    ----------     --------    ---------     ---------      ----------
EXPENSES
  Property and maintenance                             326,567      176,075      127,172       112,186          66,534
  Real estate taxes and insurance                      126,009       69,520       44,128        37,002          23,028
  Property management                                   52,705       26,793       17,512        15,213          10,249
  Property management - non-recurring                        -            -            -             -             879
  Fee and asset management                               4,207        3,364        3,837         3,887           2,056
  Depreciation                                         301,869      156,644       93,253        72,410          37,273
  Interest:
     Expense incurred                                  246,585      121,324       81,351        78,375          37,044
     Amortization of deferred financing costs            2,757        2,523        4,242         3,444           1,930
  Refinancing costs                                         -            -            -             -               -
  General and administrative                            21,718       15,064        9,857         8,129           6,053
                                                    ----------     --------    ---------     ---------      ----------

     Total expenses                                  1,082,417      571,307      381,352       330,646         185,046
                                                    ----------     --------    ---------     ---------      ----------

Income (loss) before extraordinary items            $  255,032    $ 176,014   $   97,033    $   59,738     $    45,988
                                                    ==========     ========    =========     =========      ==========

Combined Fixed Charges and Preferred Distributions:
   Interest and other financing costs               $  246,585    $ 121,324   $   81,351    $   78,375     $    37,044
   Refinancing costs                                         -            -            -             -               -
   Amortization of deferred financing costs              2,757        2,523        4,242         3,444           1,930
   Preferred distributions                              92,917       59,012       29,015        10,109               -
                                                    ----------     --------    ---------     ---------      ----------
Total Combined Fixed Charges
   and Preferred Distributions                      $  342,259    $ 182,859   $  114,608    $   91,928     $    38,974
                                                    ==========     ========    =========     =========      ==========

Earnings before combined fixed charges
   and preferred distributions                      $  504,374    $ 299,861   $  182,626    $  141,557     $    84,962
                                                    ==========     ========    =========     =========      ==========

Funds from operations before combined fixed
   charges and preferred distributions              $  806,243    $ 456,505   $  275,879    $  213,967     $   123,114
                                                    ==========     ========    =========     =========      ==========

Ratio of earnings before combined fixed charges
 and preferred distributions to combined fixed
 charges and preferred distributions                      1.47         1.64         1.59          1.54            2.18
                                                    ==========     ========    =========     =========      ==========

Ratio of funds from operations before combined fixed
 charges and preferred distributions to combined
 fixed charges and preferred distributions                2.36         2.50         2.41          2.33            3.16
                                                    ==========     ========    =========     =========      ==========

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